Exhibit 99.1

Subject: Progress Update and Strategic Outlook - A Letter to Shareholders

Dear Valued Shareholders,

I trust this letter finds you in good health and spirits. As we journey into the new year, I am pleased to share the latest developments and strategic initiatives that Better For You Wellness (OTC: BFYW) is undertaking to ensure sustained growth and prosperity.

The Holidays and New Year have come and gone, and BFYW remains committed to building a robust business that is both profitable and self-sufficient. The Board of Directors, Stephen Letourneau, and I are dedicated to maximizing shareholder value and positioning BFYW as a leader in the wellness market, offering functional beverages, skincare, personal care, and other products and services.

In our recent 10-Q filing, you will observe a clear trajectory set by our Premium Coffee line, Stephen James Curated Coffee Collection (SJCCC), which has become our North Star, guiding us towards achieving maximum financial benefits quickly. We firmly believe that SJCCC has the potential to drive substantial growth across the entire BFYW portfolio in the shortest possible time, contributing to the holistic growth and prosperity of the Company.

Allow me to highlight three key points that deserve your attention:

1.

Forecast: Our collaboration with Kroger on the distribution of SJCCC presented us with a crucial decision point. Instead of opting for widespread distribution across numerous states, we chose a strategic approach by selling in 35 select Ohio Kroger stores. This decision allowed us to understand the Kroger system, grow sales through targeted advertising, and collaborate effectively. SJCCC is now one of these Ohio Kroger stores' top-selling Premium Coffee lines. With the proper funding, we project significant growth, expanding to 250 stores in 2024 and roughly doubling doors served year-over-year for the next four years.

While obtaining shelf placement is challenging, sustaining it is the real challenge. Doing so involves skillfully leveraging our coffee brand, meticulously planning product expansions over the years, and implementing a comprehensive 360° marketing strategy that keeps our brand prominently in front of consumers.

It's crucial to note that establishing and maintaining retail relationships goes beyond merely promoting our brand; it necessitates a nuanced approach involving solid connections and partnerships. This multifaceted strategy, product expansion, and robust marketing demands access to $3.5M in Growth Capital. Without it, our ability to achieve swift and extensive growth is constrained. We are committed to employing a proven model that facilitates entry into more stores and ensures we connect with new consumers, drive sales expansion, and act as responsible stewards of your BFYW.

2.

Authorized Shares and Performance: I am delighted to announce that BFYW's Authorized Shares increase became effective on January 17. This increase is pivotal in supporting our growth plans, particularly the $3.5M Debt Capital Raise. While we acknowledge historical stock challenges, we are focused on attracting long-term shareholders who share our vision for sustained growth. The recent de-listing from OTCQB is a temporary setback, but we are committed to enhancing shareholder value by strengthening our foundational business operations.

We believe we can organically increase the share price through vital foundational business operations, such as increased sales of our products, as outlined herein. But we are also aware that a depressed share price could require that we pay a premium for Debt Capital. With that in mind, we are committed to working with lenders/capital investors to structure a mutually beneficial deal. In the meantime, Stephen Letourneau and I will purchase stock on the open market personally and, when necessary, convert debt to shares, as we have done so well above the market price to minimize dilution.

3.

Our Filings: We filed our 10-Q after much discussion about the goodwill adjustment for Mango Moi, our masstige skincare line. We continue to be bullish about the brand and have been speaking with several small manufacturers, having reformulated and repackaged the brand for commercial scale. We plan to add a body and hair wash and leverage our retail network to obtain shelf placement and get into subscription box deals. We are committed to growing Mango Moi, but as outlined above, we feel the best opportunity for growth and profitability - in the short term - will come from our crown jewel, SJCCC.

We have already begun work on the 10-K filing, with a deadline of the end of May, to provide consolidated financials of The Ideation Lab, The Jordre Well, and SJCCC.

Lastly, we plan to extend the $5M Standby Equity Commitment Agreement (SECA) and file an associated S-1 Registration Statement to underline our commitment to strategic funding options that align with successful premium coffee brands.

In our pursuit of growth, we are preparing to raise $3.5M in debt capital, supported by Commitment Shares and Shares in Reserve. We aim to utilize the proceeds from growing sales to fully service the Note, ensuring minimal dilution for shareholders as the Company achieves financial stability.

I know this letter encompasses a wealth of information, but I believe in transparency and providing you with a comprehensive understanding of our strategic plans. I am confident that 2024 and 2025 will be transformative years for BFYW, and I invite shareholders who share our vision to join us on this exciting journey.

Thank you for your continued trust and support.

Best Regards,

Ian James
Chairman and CEO
Better For You Wellness, Inc.